FIRST AMENDMENT TO THE
AMENDED AND RESTATED CUSTODY AGREEMENT

THIS FIRST AMENDMENT, effective as of May 18, 2021 to the Amended and Restated Custody Agreement dated as of April 1, 2021, as amended (the “Agreement”), is entered into by and among each management investment company identified on Exhibit B attached hereto (each a “Company”), severally and not jointly, each Company acting for and on behalf of such series as are currently authorized and issued by the Company and may be authorized and issued by the applicable Company in the future subsequent to the date of this Agreement and listed on Exhibit B (each such series a “Fund”) Company, and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, each Company and the Custodian desire to the Angel Oak Core Impact Fund to the Agreement; and

WHEREAS, Article XV, Section 15.02 of the Agreement provides that the Agreement may be amended by written agreement executed by both parties and authorized or approved by the Board of Trustees of the Company.

NOW, THEREFORE, the parties agree to amend and restate Exhibit B of the Agreement for the purposes of adding the Angel Oak Core Impact Fund to the Agreement. Exhibit B of the Agreement is hereby replaced with the Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

EACH COMPANY LISTED ON EXHIBIT A		U.S. BANK NATIONAL ASSOCIATION

By:	Angel Oak Advisors Capital, LLC

By:	/s/ Dory S. Black	By:	/s/ Jeanine M. Bajczyk

Name:	Dory S. Black	Name:	Jeanine M. Bajczyk

Title:	General Counsel	Title:	Senior Vice President

EXHIBIT B

to the Custody Agreement

List of Companies

Angel Oak Funds Trust, with the following series:
•Angel Oak Financials Income Fund
•Angel Oak Multi-Strategy Income Fund
•Angel Oak High Yield Opportunities Fund
•Angel Oak UltraShort Income Fund
•Angel Oak Core Impact Fund

Angel Oak Strategic Credit Fund
Angel Oak Dynamic Financial Strategies Income Term Trust Angel Oak Financial Strategies Income Term Trust